Exhibit 99.1

GC China Completes Shipments of 23 Wind Turbines to Tianhe Wind Power Development Co.

NEW YORK, NY – (Marketwire – 12/15/2010) – GC China Turbine Corp. (GCHT.OB) (the “Company” or “GC China”), a leading Chinese manufacturer of twin blade wind turbines, today announced that it has shipped 23 turbines to Tianhe Wind Power Development Co.

As reported in its third quarter financial results and quarterly shareholder conference call, GC China expected these turbines to be delivered and booked in Q3, however the customer put off delivery as it had not completed site preparations to take the turbines.   GC China has completed shipment of these turbines on November 29, 2010, and expects to recognized revenues in an amount of $13 million (RMB 87.7 million) on these turbines in the fourth quarter. From the beginning of 2010 to the date of this release, the Company has booked approximately $40 million in revenues and a range of $4 to $5 million in net income. This represents a growth of approximately 206% to 221% compared to the 2009 full-year net income for GC China.

Business Outlook

As of November 30, 2010, GC China currently has available $13.5 million (RMB 90.3 million) in working capital, which consists of $5.0 million (RMB 33.37 million) in cash.

By the end of November, the Company has a loan facility in the amount of $17.9 million (RMB 120 million) from a PRC bank. The company has drawn down $9 million (RMB 60 million) with the annual interest rate of 6.37% and $4.5 million (RMB 30 million) with the annual interest rate of 6.67%. There is $4.4 million (RMB 30million) available from the loan facility for future borrowing.

In December, the Company has obtained a new line of credit of $7.5 million (RMB 50 million) to be used for raw materials procurements from another PRC bank.

Based on actual  receipt of $3.5 million in accounts receivable this quarter, and the Company’s current  funds available under certain loan facilities, GC China anticipates that it has sufficient capital on hand and available to fulfill its shipment commitment through year end.

About Tianhe Wind Power Development Co.

Tianhe Wind Power Development Co. is a project company under the Guodian Group, which is one of China’s five-largest power generation groups employing 110,000 employees across 16 regions and provinces. It has 13 large subsidiaries, 2 scientific research institutes and nearly 200 primary power generation enterprises. As of June, 2010, its total assets reached $68.5 billion, and it had a total controlled installed capacity of 84.7 thousand MW, including 71.3 thousand MW by coal-fired, representing 84.14% of total installed capacity; 8.0 thousand MW by hydropower (including 3.9MW tidal generation), 9.43% of total installed capacity; 5.4 thousand MW by wind power capacity, 6.37% of total installed capacity; 55 MW by biomass, accounting for 0.06% of total installed capacity.

About GC China Turbine Corp.

GC China is a leading manufacturer of state-of-the-art 2-bladed wind turbines based in Wuhan City of Hubei Province, China. The Company identified a 2-bladed wind turbine technology in the wind energy space that would be reliable and cost-effective to manufacture. The development project that created the 2-bladed wind turbine was developed through a 10 year research project costing over US$ 75 million. GC China's launch product is a 1.0 megawatt ("MW") utility scale turbine with designs for a 2.5MW and 3.0MW utility scale turbine in development. For more information visit: www.gcchinaturbine.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, completion of definitive agreements with local and provincial governments, wind farms and utility companies, number of wind turbine systems ordered, manufactured, delivered and installed, the Company's future strategic plans, the outlook for the Company's markets and the demand for its products, estimated sales, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Investor Relations

Todd M. Pitcher
Aspire Clean Tech Communications
Hayden Communications, International
Phone: 760-798-4938
tpitcher@aspirecleantech.com